EXHIBIT 99.77I

Eagle Point Credit Company Inc.

Item 77I – Terms of New or Amended Securities

In August 2017, Eagle Point Credit Company Inc. (the “Registrant”) issued 6.75% Notes due 2027 (“Series 2027 Notes”).  A description of the terms of the Series 2027 Notes is included under the headings “Description of the Notes” and “U.S. Federal Income Tax Matters” in the Registrant’s prospectus supplement dated August 1, 2017 and filed with the Securities and Exchange Commission on August 3, 2017 (SEC Accession No. 0001144204-17-040317), which description is incorporated by reference herein.